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                                                                    EXHIBIT 4.23

                                   AMENDMENT
                                       TO
                              UNIT PURCHASE OPTION

     This amendment (the "Amendment") to that certain Unit Purchase Option, dated June 23, 1997, to purchase up to an aggregate of 342,399 Option Units (the "Option") is made as of April 6, 1998 by and between RIBOGENE, INC., a California corporation (the "Company") and the undersigned holders of the Option (each "Holder").

                                    RECITALS

     WHEREAS, the undersigned understands that the Company plans to authorize, sell and issue shares of its common stock (the "Common Stock") on or before August 30, 1998 through an initial public offering involving an underwriting (the "IPO"); and

     WHEREAS, Option contain certain conversion adjustments pursuant to Paragraph 3(b) thereof.

     NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. In connection with the IPO, Paragraph 3(b) is hereby amended and restated in its entirety as follows:

"    (b)  Upon the conversion of all the Preferred Stock into Common Stock the
Per Option Unit Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Option Price underlying this Option and the denominator of which shall be the product obtained by multiplying (i) the quotient obtained by dividing 2.25 (plus declared but unpaid dividends on the Series F Preferred stock, if any, and all accrued but unpaid Preferred Dividends thereon) by 2.25, by (ii) the number of Option Units held by Holder. In addition, after the Conversion Date, the following anti-dilution provisions shall protect the Holder from dilution resulting from the issuance of Common Stock and Common Stock equivalents:"

2. Pursuant to Paragraph 12 of the Option, this Amendment shall be effective upon execution of counterparts hereof by the Company and by Holders holding more than fifty percent (50%) in interest of the Company's Option Units, as that term is defined in the Option.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                       1.
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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

RIBOGENE, INC.                           HOLDER

By: /s/ TIMOTHY E. MORRIS                By: /s/ LINDSAY ROSENWALD
   ----------------------------------       ----------------------------------

Name:   Timothy E. Morris                Name:   Lindsay Rosenwald
     --------------------------------         --------------------------------

Title:  CFO                              Title:
      -------------------------------          -------------------------------



                                       2.
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Exhibit I - Hypothetical


Antidilution Adjustment Prior to a Trigger Event


If prior to a Trigger Event, the Company were to issue or sell any Preferred Stock, any securities convertible into Preferred Stock, any rights, options or warrants to purchase Preferred Stock or any securities convertible into Preferred Stock for a price per share which is less than either the then Market Price Per Option Unit in effect on the date of such issuance or sale or the Per Option Unit Price, the Per Option Unit Price shall be adjusted. For example, if the Company were to sell 1 million shares of Preferred stock at a price per share of $2.00 per share, the adjusted Per Option Unit Price would be equal to:

Original Per Option Unit Price =

     $2.475    x Preferred Stock outstanding (15,134,000)
               + Preferred Stock total consideration divided by
                 Per Option Unit Price

                    (2,000,000 + 2.475)

     ----------------------------------------------------------------------

               Preferred Stock outstanding (15,134,000)

                                 +

               Maximum number of Preferred Stock Sold (1,000,000)

          15,134,000 + (2,000,000 + 2.475)
2.475 x   -------------------------------------
          15,134,000 + 1,000,000

2.475 x   15,134,000 + 808,080
          -------------------------------------
          16,134,000


2.475 x .9881 = $2.4456

New Per Option Unit Price is $2.44
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Upon a Trigger Event, the number of shares of Series F (common) would be calculated using the formula shown on Exhibit II as follows:

Option Agreement
Adjustments            o The Per Option Unit Price as adjusted is $2.44. Upon
Per Option Unit Price    conversion of all Preferred to Common at IPO, the
                         following formula applies:

                         Adjusted Per Option   ($2.44/unit)(570,665)
                         Unit Price         =  ---------------------
                                               (2.0)(570.665 units)

                                            =  $1.22

                         The price falls to $1.22 per Option Unit

Number of Shares Per   o When any change to the Per Option Unit Price above is
Option Unit              triggered, a simultaneous adjustment is made to the
                         number of shares of Series F (or Common Stock) purchasable per Option Unit. The following applies:

                                               (Shares of Series F per Option
                                                Unit X Per Option Unit Price)
                         Shares/Option Unit =  ------------------------------
                                               Per Option Unit Price, as
                                               adjusted

                                               (1.0)($2.475)
                                               -------------------
                                            =  $1.22

                                            =  2.0287
                         The number of shares of Series F purchasable per unit increases to 2.0287.

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                           Exhibit II - Hypothetical


Adjustment upon conversion of the Preferred Stock:

Where:         Option Units                  570,665

               Per Option Unit Price         $2.475

               Declared but unpaid dividends
               on Series F Preferred Stock
               and all accrued but unpaid
               Preferred Dividends           $2.25

               1-for-14 Reverse split


Aggregate Option Price         =$2.475x570,665=$1,412,396

Adjusted Per Option Unit Price =         ($2.475) (570,665)
                                 -----------------------------------
                                 (($2.25 + $2.25)/($2.25)) (570,665)

                               =$1.2375

Adjustment to Number of shares per Option Unit:


Shares/Option Unit=(Shares of Series F per Option Unit) (Per Option Unit Price)
                   ------------------------------------------------------------
                                      Per Option Unit Price, as adjusted

                 =(1.0)($2.475)
                  --------------
                     $1.2375


                 =2.0


                                       1.